Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1, Amendment 1 (File No. 333-275155) of our audit report dated October 24, 2023, with respect to the balance sheet of FG Merger II Corp as of October 10, 2023, and the related statements of operations, changes in stockholders’ equity, and cash flows for the period from September 20, 2023 (inception) to October 10, 2023, and the related notes to the financial statements. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to FG Merger II Corp.’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Fruci & Associates II, PLLC

Fruci & Associates II, PLLC – PCAOB ID #05525

Spokane, Washington

November 27, 2023